Max Maxfield, WY Secretary of State
FILED: 08/31/2010 11:28 AM
Original ID: 2010-000588847
Amendment ID: 2010-000886365

AMENDMENT TO ARTICLES OF INCORPORATION
(BY BOARD OF DIRECTORS OR INCORPORATORS)

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002--0020

Phone (307) 777-7311-7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

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1. The name of the corporation is: EnviroXtract, Inc.

2. Article III is amended as follows:

   The total number of voting common stock authorized that may be issued by the Corporation is being increased to 100,000,000,000 shares of common stock with $0.0000001 par value.

   The total number of voting Preferred stock authorized that may be issued by the Corporation is:
   Preferred Stock Series E 6,000,000 shares at $0.0001 par value
   Preferred Stock Series F 100,000,000 shares at $0.0001 par value
   Preferred Stock Series G 20,000,000 shares at $0.0001 par value
   Preferred Stock Series H 20,000,000 shares at $0.0001 par value

   The Preferred Class Series G conversion rate is being increased from 25,000-for-1 to 50,000-for-1.

3. If the Amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are: None at present

4. The date of each amendment's adoption is August 23, 2010

5. The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Date: 8/23/10

Signed: [signature]
Dennis Atkins,
Title: Director/CFO/Secretary